EXHIBIT 10.1
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made and entered into effective as of May 31, 2018 (the “Effective Date”) between The Mosaic Company (“Company"), a Delaware corporation having its principal place of business in the State of Minnesota, and Richard L. Mack (“Employee”), an individual resident of the State of Minnesota.

RECITALS

WHEREAS, the Company and Employee entered into a Senior Management Severance and Change in Control Agreement, effective April 1, 2017 (“Severance Agreement”), which provides that upon Employee’s separation of employment under certain circumstances, in exchange for the execution and non-revocation of a full and complete release of all claims against the Company in the form attached hereto as Exhibit “A”, and other covenants and promises as stated therein, Employee is entitled to certain severance and benefit payments;

WHEREAS, the Company and Employee have agreed that Employee will leave the Company effective as of May 31, 2018 (the “Separation Date”);

WHEREAS, the Company and Employee desire to set forth all matters regarding Employee’s separation of employment from the Company in this Agreement, including the form of general release of claims attached hereto as Exhibit “A” (the “Release”), and to completely and finally resolve all rights and claims between them.

NOW THEREFORE, in consideration of the foregoing premises, the covenants set forth below, and additional good and valuable consideration, Employee and the Company agree as follows.

1.Separation of Employment. Effective January 31, 2018, Employee ceased serving as the Company’s Executive Vice President and Chief Financial Officer. Employee agrees to take all actions necessary to resign from and/or otherwise relinquish any other officer or appointed position held with the Company and its subsidiaries and controlled affiliates and from any other role, position or seat Employee currently holds as a result of his positions or affiliation with the Company. From January 31, 2018 through the Separation Date (such period, the “Transition Period”), Employee will serve as Senior Advisor for the Company, at the same rate of base salary and benefits, and agrees to assist in an orderly transition of Employee’s responsibilities, as such assistance may be requested from time to time by the Company.

Employee’s eligibility for any of Company’s benefits, including but not limited to benefits plans and programs and fringe benefits, shall cease as of midnight on the Separation Date, unless otherwise noted herein.

2.Payment/Benefits. Employee understands that the following payments are in lieu of any payment to which he might otherwise be entitled under the Severance Agreement and any other amounts to which Employee would otherwise be entitled and are made in consideration of the terms and conditions stated in this Agreement:

a.	Separation Payment. Employee will receive a lump sum separation payment of $1,736,100.00, subject to required withholdings, deductions and tax reporting requirements.

b.
Additional Payment. In recognition of Employee’s past service with the Company, Employee will receive a lump sum payment of $1,500,000.00, subject to required withholdings, deductions and tax reporting requirements.

c.	2018 Incentive Bonus. Employee will receive a lump sum payment of $214,333.33, subject to required withholdings, deductions and tax reporting requirements, in lieu of a 2018 incentive bonus payment.

d.
Medical; Life and Health Flex Spending Account. If Employee is participating in any Company-provided life insurance or health flexible spending account programs, then Employee may elect to continue coverage under such programs (in accordance with the terms of those programs). In addition, if Employee is participating in any Company-provided group medical and/or dental plans subject to Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or similar state law (“COBRA”), and Employee timely elects coverage and satisfies all enrollment and payment procedures, then the Company will reimburse Employee for a portion of the premium costs to continue coverage under its medical and/or dental plans equal to the portion the Company would pay for such coverage as if Employee were an active employee, from the Separation Date until the earlier of (i) twelve (12) months following the date of termination or (ii) the date on which Executive is no longer eligible for COBRA.

e.
Outplacement. Employee will be eligible for executive level outplacement services for up to twelve months or until new employment is found, whichever is earlier, at a value not to exceed Twenty-Five Thousand Dollars ($25,000). Cash will not be paid in lieu of outplacement services. Employee is responsible for any individual tax consequences relating to the provision of these services. Employee will submit invoices to Company for payments to third party vendors under this provision subject to the dollar limitation above.

Provided that the time periods for rescission set forth in Section 10 of this Agreement have expired without Employee rescinding this Agreement, Company will pay the amounts set forth in Section 2(a), (b) and (c) of this Agreement within sixty (60) days from the Separation Date or expiration of the rescission period, whichever is later.

Nothing in this Agreement shall be construed as impairing Employee's vested rights, if any, under any Company-sponsored 401(k) or other Employee benefit plan, which rights will be governed by the terms of the applicable plan(s).

The Compensation Committee of the Company’s Board of Directors (the “Committee”) has previously awarded to Employee non-qualified stock options to acquire shares of the Company’s common stock (having an exercise price equal to the market price per share on the date of grant), subject to the terms and conditions of Mosaic’s 2004 Omnibus Stock and Incentive Plan and the Company’s 2014 Stock and Incentive Plan and applicable award agreements for each such grant. Employee hereby agrees that, effective on the Separation Date, the Committee shall be deemed to have consented to the early retirement of Employee, solely for purposes of Employee’s outstanding stock option award agreements.

3.Other Payments/Benefits. Company will provide to Employee the following payments and/or benefits:

a.
Compensation During Transition Period. During the Transition Period, Employee shall continue to receive his current base salary, subject to required withholdings, deductions and tax reporting requirements, and ancillary benefits. Within the next paycheck period after the Separation Date, the Company will pay Employee any base salary that has been accrued but not yet paid, subject to any required withholdings, deductions, and tax reporting requirements.

b.
Vacation. Employee will receive a lump sum payment for all earned and unused Calendar Year 2018 vacation, and any 2017 unused carry-over vacation, as of Employee’s Separation Date, subject to required withholdings, deductions and tax reporting requirements, on the next pay period following the Employee’s Separation Date. The parties agree that earned and unused vacation is equal to six weeks.

c.
Executive Physical. Company shall pay for Employee’s executive physical at the Mayo Clinic in Rochester, Minnesota consistent with the Company’s executive physical policy provided that it is completed prior to the Separation Date. This includes the final follow-on appointment at Mayo Clinic which is scheduled for July 2018.

d.
Financial Advisory and Tax Services. Company will reimburse Employee in the amount of $12,000 for financial planning and tax related professional services provided between January 1, 2018 and the Separation Date, consistent with the Company’s policies.

e.	CLE Access. To the extent permitted by its continuing legal education services suppliers, Company will provide Employee with access to continuing legal education seminars during 2018.

f.
Deferred Compensation. Employee will remain entitled to any earned and deferred compensation in accordance with the elections made by Employee and consistent with Company’s deferred compensation program.

4.No Other Rights. Employee acknowledges and agrees that, apart from this Agreement, the Company is not obligated to provide Employee with any of the payments and benefits set forth in Sections 2 and 3, and that such consideration is in exchange for entering into this Agreement and the Release. Employee further agrees that the payments referenced in Sections 2 and 3 shall fully compensate Employee for all amounts owed to Employee or potentially owed to Employee by

Company, for or in connection with any work performed by Employee or otherwise, through and including the Separation Date, as salary or wages, bonuses or incentive payments, fringe benefits or otherwise. The payments referenced in Section 2 and 3 shall be deemed to be income to Employee solely in the year in which such payments are received by Employee and shall not entitle Employee to additional compensation or benefits of any kind, including but not limited to under any company bonus, stock compensation, severance, separation, retention, incentive, or benefit policy, plan or agreement, nor will they entitle Employee to any increased retirement, 401(k) benefits or matching benefits, or deferred compensation or any other benefits other than as provided herein or in the Company’s plans or policies regarding such matters.

5.Taxes. Employee will be solely responsible for any and all tax liabilities owing on any amounts paid to Employee under Sections 2 and 3 of this Agreement. It is understood that Company makes no representations or warranties with respect to the tax consequences of the payments referenced in Section 2 or 3. All payments hereunder will be subject to required withholdings, deductions and tax reporting obligations, and the Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine is required to be withheld pursuant to any applicable law or regulation.

The payments under this Agreement are conditioned upon the lapse of a substantial risk of forfeiture. To the extent any payment is not paid within the short-term deferral period and is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations, rules, or guidance thereunder (the “Code”)) then Section 409A of the Code shall apply. The Company intends this Agreement to comply with Section 409A of the Code and will interpret this Agreement in a manner that complies with Section 409A of the Code. For example, to the extent required, “termination” and related terms shall mean a separation from service as defined under Section 409A of the Code.

The payments under this Agreement are intended to be exempt from section 409A of the Internal Revenue Code and guidance under section 409A (collectively “Section 409A”) based on the regulations under 26 C.F.R. § 1.409A-1(b)(9)(iii). To the extent the payments under this Agreement are subject to Section 409A, the Agreement shall be interpreted in a manner that complies with Section 409A and guidance under section 409A (collectively “Section 409A”). For example, the term “termination” shall be interpreted to mean a separation from service under Section 409A. A further example, if the six-month delay rule applies, any payment under this Agreement that would otherwise be treated as deferred compensation under Section 409A shall be delayed until the first day of the seventh (7th) month after the date of separation from service.

Notwithstanding anything in this Agreement to the contrary, if Employee is a specified employee (as defined under Section 409A of the Code) at the Separation Date, to the extent payments under Sections 2 and 3 are subject to Section 409A of the Code, the payments shall be made as of the later of (i) the date of payment provided for in Section 4(i), or (ii) the first day of the seventh month following the date of Employee’s termination of employment.

6.Non-Admission. This Agreement shall not in any way be construed as an admission by Company or Employee of any liability or wrongdoing of any kind to the other party, and none of the parties will ever contend that it does constitute such an admission.

7.Acknowledgement of Legal Compliance. Employee represents and warrants that in the course of the performance of Employee’s duties for Company, Employee has not committed, and Employee further agrees and represents that, as of the date Employee signs this Agreement, Employee has not reported to Company or to any other source, any violations of federal, state or local law, rule or regulation, or any Company policy, by Company or any of its current or former employees, representatives or agents, and that Employee is not aware of any facts which would constitute a violation of any federal, state or local law, rule or regulation or any policy of Company. Employee understands that this provision is a significant inducement for Company to enter into this Agreement.

8.Company Property. Employee agrees that by Employee's Separation Date, Employee will return to Company all files, memoranda, documents, records, copies of the foregoing, and any other property of Company in Employee's possession, and will not keep any copy of any documents or information, in any form or format. Employee acknowledges and agrees that all such materials are the sole property of the Company and that Employee will certify in writing to the Company at the time of termination that Employee has complied with this obligation. Employee further agrees that, for the remainder of Employee’s employment and after termination of employment, Employee will follow Mosaic procedures for use, physical protection, access, file back-up, privacy, security and data confidentiality for Mosaic computers and information. Employee further agrees that Employee will not make any unauthorized transfer, print, copy or reproduction of any computer software, computer files or other Mosaic Information. Employee shall be entitled to keep his current smart phone and associated telephone number and iPad mini so long as Company information is deleted from them. Employee shall be entitled to retain all contact information for family, friends, business associates and others whose contact information is stored in Employee’s contacts.

9.	Restrictive Covenants.
a.Non-Disclosure. Employee acknowledges that Employee has received and will continue to receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is reasonably protected by the Company from unauthorized disclosure, and that Employee’s possession of this special knowledge is due solely to Employee’s employment with the Company. In recognition of the foregoing, Employee will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company’s business, including its products, production methods, and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties.

b.    Non-Competition. Employee covenants and agrees that during Employee’s employment with the Company and for the twelve (12) months following the Separation Date, he will not, in any geographic market in which Employee worked on behalf of the Company during the twenty-four (24) months preceding termination of employment for any reason, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company.

A “business competitive with that conducted by the Company” shall mean any business or activity involved in the design, development, manufacture, sale, marketing, production, distribution, or servicing of phosphate, potash, nitrogen, fertilizer, or crop nutrition products, or any other significant business in which the Company is engaged in as of the Separation Date, but does not include the Company’s golf or hospitality business.

To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

During Employee’s employment with the Company and for the twelve (12) months following the Separation Date, Employee certifies and agrees that he will notify the Chief Executive Officer of the Company of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation. Employee may make a written request to the Chief Executive Officer for modification of this non-competition covenant. The Chief Executive Officer will determine, in his or her sole discretion, if the requested modification will be harmful to the Company’s business interests; and will notify Employee in writing of the terms of any permitted modification or of the rejection of the requested modification.

For purposes of this Section, the “Company” shall include any existing or future subsidiaries of the Company. A subsidiary of the Company shall include a corporation, limited liability company or other entity, a majority of the voting power, the then outstanding shares (or a comparable voting equity interests) entitled to vote in the general election of directors (or persons filling similar governing positions in non-corporate entities) of which is owned by the Company directly or indirectly or individually through another subsidiary of the Company.

c.	Non-Solicitation.
1.Employee specifically acknowledges that the Confidential Information described in this Section includes confidential data pertaining to current and prospective customers and dealers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and dealers and to develop proposals which are specifically designed to meet the requirements of such customers and dealers. Therefore, during Employee’s employment with the Company and for the twelve (12) months following the Separation Date, Employee agrees that Employee will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity with respect to any similar or competitive products or services, any such customers and dealers with whom Employee had contact or supervisor responsibility during the twenty-four (24) months preceding Employee’s separation of employment or about which Employee received or had access to Confidential Information.

2.Employee specifically acknowledges that the Confidential Information described in this Section also includes confidential data pertaining to current and prospective employees and agents of the Company, and Employee further agrees that during Employee’s employment with the Company and for the twelve (12) months following the Separation Date, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent. Nothing herein shall limit or preclude Company’s employees from electing to become an employee of any future employer of Employee provided that such employee voluntarily approaches such employer and was not directly or indirectly solicited by Employee.

3.Employee specifically acknowledges that the Confidential Information described in this Section also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and Employee agrees that during Employee’s employment with the Company and for the twelve (12) months following the Separation Date, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to a business competitive with that of the Company, as described in Section 9(b) or terminating or materially changing such vendor’s or supplier’s relationship or agency with the Company.

4.Employee further agrees that, during Employee’s employment with the Company and for the twelve (12) months following the Separation Date, Employee will do nothing to interfere with any of the Company’s business relationships.

d.    Non-Disparagement. Employee agrees not to make any statements, verbally or in writing, that disparage or subvert, the Company or any of its affiliated entities, or its or their products, services, finances, operations, or any aspect of the respective businesses, or former officers, executives, directors, shareholders, employees, managers or agents. Employee further agrees not to engage in, or induce or encourage others to engage in, any conduct injurious to the reputation or interest of the Company or its affiliated entities. Nothing herein shall prevent Employee from providing truthful testimony under oath or to a government agency or as otherwise required by law or from acting in compliance with applicable whistleblower laws as contemplated by Section 9(e) hereof. The Company agrees that it shall not, and will instruct the members of its Board of Directors and its senior executives not to, disparage or defame Employee. Employee may request that the Company’s Chief Executive Officer, Chairman of the Board or other officer or director of the Company suitable to Employee provide an employment recommendation as may be reasonably requested by Employee should he deem it necessary and/or appropriate in the pursuit of another C-Suite position of another company, and the Company shall give good faith consideration of any such request. Nothing herein shall prevent the Company, any member of its Board of Directors, or any of its senior executives from providing truthful testimony under oath or to a government agency or as otherwise required by law or acting in compliance with applicable whistleblower laws as contemplated by Section 9(e) hereof.
e.        Permitted Communications. The parties hereto understand that certain whistleblower laws permit individuals to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations. The Company acknowledges that Employee is not required to seek the Company’s permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and that the Company will not consider such communications to violate this or any other agreement between Employee and the Company or any Company policy by which Employee is bound. Employee acknowledges that no representative of the Company or member of its Board of Directors or senior executive is required to seek Employee’s permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and that Employee will not consider such communications to violate this or any other agreement between Employee and the Company or any Company policy. The Company will not enforce any provision in this Agreement that would cause Employee to forfeit any rights hereunder solely due to Employee’s cooperation with, filing of a charge with, or participation in any investigation or proceeding conducted by, any governmental agency. Employee will not enforce any provision in this Agreement that would cause any representative of the Company, member of the Company’s Board of Directors or senior executive to forfeit any rights to which any such individual may be entitled from the Company to which they would otherwise be entitled solely due to any such person’s cooperation with, filing of a charge with, or participation in any investigation or proceeding conducted by, any governmental agency.
Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the services rendered by Employee as an employee are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Section 9 of this Agreement would be highly injurious to the Company, that Employee’s violation of any provision of Section 9 of this Agreement would cause the Company irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Section 9 will be inadequate. Accordingly, Employee specifically agrees that the Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Section 9 of this Agreement, and that such relief may be granted without the necessity of proving actual damages and without the necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.
Employee further acknowledges that Employee has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation.

10.	Voluntary and Knowing Action.
a.Prior to signing this Agreement and the attached Release, Company specifically advises Employee to consult with an attorney for the purpose of reviewing this Agreement and advising Employee of his rights and obligations. Employee understands that he has at least twenty-one (21) calendar days to review this Agreement and attached Release from the date of Employee's receipt of this Agreement and attached Release. If the Separation Date occurs within the 21-day review period, Employee may execute this Agreement prior to the end of the 21-day period but is not required to do so by Company. However, Employee may not sign the attached Release until his last date of employment. Employee agrees that changes to this Agreement and any incorporated documents, including any substantive changes, will not restart the 21 day review period. The payments or benefits specified in Section 2 and 3 are contingent upon (i) return of the signed Agreement and the signed attached Release by Employee after having been given twenty-one (21) days to consider the Agreement and attached Release after receiving it, and (ii) Employee has not rescinded this Agreement or the Release subsequent to signature pursuant to Section 11 of this Agreement and Release.

b.Employee acknowledges that in executing this Agreement, Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has not relied upon any representation or statement made by any of Company's agents, representatives or attorneys with regard to the subject matter of the Agreement, and that Employee is voluntarily, and without any coercion or duress, entering into this Agreement.

11.Clawback. This Agreement, and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy in effect as of the Effective Date, or (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any NYSE Listing Rule adopted pursuant thereto.

12.Assignment. This rights and obligations under this Agreement and the attached Release shall be binding upon and inure to the benefit of Employee’s heirs and legal representatives. This Agreement may be transferred, assigned or delegated, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company, and Employee will remain bound to fulfill Employee’s obligations hereunder. Employee may not, however, transfer or assign his rights or obligations under this Agreement.

13.No Waiver; Amendment. The Company’s or Employee’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under the Agreement with respect to other violations. This Agreement may be amended only in a writing signed by Employee and an authorized officer of the Company.

14.Governing Law. This Agreement and the attached Release shall be governed by and construed under Minnesota law, without regard to its conflict of laws principles. In the event that any provision of this Agreement or the Release is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

15. Dispute Resolution. The parties agree that any disputes arising under this Agreement or relating to Employee’s employment with the Company will be resolved under the Mosaic Employment Dispute Resolution Program. Notwithstanding the preceding sentence, the following disputes need not be resolved through the Mosaic Employment Dispute Resolution Program and may be brought in a Minnesota state or federal court with proper jurisdiction as set forth in Section 16: (i) any dispute arising under or relating to the provisions of Section 9 of this Agreement, and (ii) any claim for injunctive relief.

16.Jurisdiction and Venue. The parties agree that any litigation in any way relating to this Agreement shall be brought and venued exclusively in federal or state court in Minnesota, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

17.Survival. The covenants contained in Sections 7 through 18 of this Agreement shall remain in full force and effect after the termination of Employee’s employment with the Company and after any termination or expiration of this Agreement. Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.

18.Entire Agreement. This Agreement and attached the Release set forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement and the attached Release, including the Severance Agreement. This Agreement and the attached Release may not be modified or canceled in any manner except by a writing signed by both Employee and an authorized officer of Company.
19.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision to the greatest extent possible, but if any provision of this Agreement is held to be void, invalid, illegal or for any other reason unenforceable, the parties agree that the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired, and will be interpreted so as to effect, as closely as possible, the intent of the parties. Further, any provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties, to be modified, amended, and/or limited to the minimum extent necessary to render such clauses and/or provisions valid and enforceable. However, if Employee’s release of claims set forth in this Agreement and the Release is held invalid, illegal, or unenforceable, Company may void this Agreement.

20.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND THE RELEASE INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS INCLUDING ANY CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE WAS ADVISED TO CONSULT WITH AN ATTORNEY FOR THE PURPOSE OF REVIEWING THIS AGREEMENT AND ADVISING EMPLOYEE OF EMPLOYEE'S RIGHTS AND OBLIGATIONS AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO DO SO.

Dated:	June 1, 2018	/s/ Richard L. Mack
Richard L. Mack

This instrument was acknowledged before me this 1st day of June, 2018

/s/ Hunter T. Renier
Notary Public

THE MOSAIC COMPANY

		By:	/s/ Kimberly Bors
Kimberly Bors
Senior Vice President and Chief Human Resources Officer

Exhibit A
GENERAL RELEASE OF CLAIMS
WITH RESPECT TO THE MOSAIC COMPANY
In exchange for valuable and sufficient consideration described in the Separation Agreement accompanying this General Release, on behalf of yourself and your heirs, successors and assigns, you, Richard L. Mack, hereby release and discharge The Mosaic Company and its affiliates, predecessors, successors, and assigns, as well as all officers, directors, agents, attorneys, and employees of The Mosaic Company, and its affiliates, predecessors, successors, and assigns (collectively, the “Company”) from any and all claims, demands, actions, liabilities, damages, losses, costs, attorneys’ fees, or rights of any kind, whether known or unknown, that you have, have ever had, or may have through your employment termination date, including but not limited to those arising out of or related to your employment or termination of employment.

Scope of Release:
This release extends to and includes, by way of illustration and not limitation, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq. (this release does not release the employee’s rights to benefits earned under a benefit plan but does release all fiduciary and administrative claims with respect to such plan, the plan fiduciaries, and the Company), the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minnesota Equal Pay for Equal Work Law, Minn. Stat. § 181.66, Minn. Stat. § 181.81, Minnesota Parental Leave Act, Minn. Stat. § 181.940 et seq., and Minnesota Whistleblower Act, Minn. Stat. § 181.931 et seq., as well as any other statutory, common law, contract, quasi contract or tort claims, including any claims for failure to pay wages, bonuses, or other forms of compensation and any and all attempts to recover attorneys’ fees. If you are an employee of the Company in Canada or outside of the United States, this release is intended to extend to all similar Canadian, provincial, and local statutory and common law claims and the claims under any other nation’s laws.

This release does not include claims that may not be released or waived as a matter of law. This release also does not prevent you from cooperating with, filing a charge with, or participating in any investigation or proceeding conducted by any governmental agency.

This release shall not be construed as an admission by the Company that it acted wrongfully with respect to you or any other person, or that you had or have any rights whatsoever against the Company. The Company specifically disclaims any liability to or any wrongful acts against you or any other person, on the part of itself or any of its affiliates, predecessors, successors, assigns, officers, directors, agents, attorneys, and employees.

Acceptance, Rescission, and Revocation Periods:
You may take up to twenty-one (21) days to consider whether to sign this release; although, you may sign it at any time before this period expires. You are hereby advised that you may consult with an attorney before signing this release.

In addition, you may rescind this release as far as it extends to claims or potential claims under the Minnesota Human Rights Act by delivering to the addressee below a notice of your intent to do so within fifteen (15) calendar days following your signing of this release. You further are entitled to revoke this release insofar as it extends to claims or potential claims under the Age Discrimination in Employment Act, to the extent applicable to you, by delivering a notice of your intent to revoke this release within seven (7) calendar days following your signing of it to:

Attn:    General Counsel
The Mosaic Company
3033 Campus Drive, Suite E490
Plymouth, MN 55441

To be effective, such written notice must either be delivered by hand or by certified mail, return receipt requested, within such fifteen (15) or seven (7) day time period. The time periods described above shall run concurrently, the day on which you sign this release shall count as the first day of both the fifteen (15) and (7) day time periods, and no allowance will be made should the last day of the time period fall on a weekend or holiday.

Any agreement between you and the Company relating to this release will not become effective until both the rescission and revocation periods have expired, and the Company is not required to pay any amounts pursuant to any agreement relating to this release prior to such time. In the event you provide timely notice of your intent to rescind or revoke this release, the Company may, in its discretion, declare the entire release and any agreement relating to the release null and void. In which case, the Company will have no obligations to you under this release or in connection with any agreement relating to this release, and you shall immediately repay any amounts paid to you as of that date by the Company pursuant to this release or any agreement relating to this release.

Acknowledgment of Knowing and Voluntary Waiver and Also of Release of Claims under the Age Discrimination in Employment Act:
You hereby affirm and acknowledge that you have read the entirety of this General Release, that its provisions are written in language you understand, and, in fact, that you do understand their meaning and effect. You represent that you are entering into the release freely and voluntarily, in exchange for valuable and sufficient consideration to which you are not otherwise entitled.

You further acknowledge and affirm your understanding that, to the extent applicable to you, this release specifically refers to rights or claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and that such release does not extend to claims arising after the date of execution. You also acknowledge that you have been advised you may take up to twenty-one (21) days to consider whether to enter into this agreement and to consult with an attorney before signing this release.

Severability:
Should any part, term, provision, or aspect of this release or any agreement relating to this release be declared to be or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, provisions, or aspects shall not be affected thereby and the said illegal or invalid part, term, provisions, or aspect shall be deemed not to be a part of this release or any agreement relating to this release.

Acknowledgment:
The persons below have read the foregoing General Release, agree that its provisions are written in language understandable to them, acknowledge the sufficiency of the consideration and obligations described herein, and hereby execute it knowingly and voluntarily with full understanding of its consequences. In witness whereof, the undersigned have executed this General Release on the date shown below.

Dated:
Richard L. Mack

THE MOSAIC COMPANY

By: